Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-95249) pertaining to the TESSCO Technologies Incorporated Team Member Stock Purchase Plan and the Registration Statements (Form S-8 No. 33-87178 and Form S-8 No. 333-118177), pertaining to the TESSCO Technologies Incorporated Amended and Restated 1994 Stock and Incentive Plan and Employee Incentive Stock Option Plan, of our report dated April 21, 2005, with respect to the Consolidated Financial Statements and schedule of TESSCO Technologies Incorporated included in the Annual Report (Form 10-K) for the year ended March 27, 2005.

/s/ Ernst & Young, LLP

Baltimore, Maryland
June 10, 2005